EXHIBIT 99.(b)

NEWS RELEASE
FLORIDA PROGRESS CORPORATION
Corporate Relations Department, St. Petersburg, Florida
Media contact: Karen Raihill
               (813) 866-5023

[CORPORATE LOGO OMITTED]

             FLORIDA PROGRESS CORPORATION INCREASES ANNUAL
                             DIVIDEND RATE

         St. Petersburg, FL (February 20, 1997) -- The board of directors of Florida Progress Corporation today declared a quarterly cash dividend of 52 1/2 cents per share on the company's outstanding common stock.

         The board's action increases the annual dividend rate by 4 cents per share, thus raising the annual dividend to $2.10 per share. This represents an annual dividend growth rate of about 2 percent.

         Several years ago, Florida Progress recognized that its dividend payout ratio was too high. In 1992, the ratio was 93 percent. Since then, the company has followed a strategy of lowering the payout while working to increase earnings. This strategy has been successful. In 1996, the ratio as a percentage of ongoing operations was 79 percent.

         "We are proud of our unbroken record of increasing the dividends paid per share for 44 consecutive years, but we approach our dividend policy each year by re-examining our payout ratio and rate to determine if they are appropriate in view of the company's business plan, projected earnings growth, and competitive environment we face as an electric utility," said Jeffrey R. Heinicka, senior vice president and chief financial officer.

         The new quarterly dividend of 52 1/2 cents per share is payable on March 20, 1997, to shareholders of record at the close of business on March 5, 1997.

         Florida Progress (NYSE: FPC) is a Fortune 500 diversified utility holding company with assets of $5.3 billion. Its principal subsidiary is Florida Power Corporation, the state's second-largest electric utility with 1.3 million customers. Its diversified operations include coal mining, rail and inland marine transportation services, and life insurance.

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